NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy Closes Convertible Perpetual Preferred Stock Issuance and
Completes $250 Million Accelerated Share Repurchase
PRINCETON, NJ; August 11, 2005—NRG Energy, Inc. (NYSE:NRG) today closed its previously announced convertible perpetual preferred stock issuance and in a related transaction, completed a $250 million accelerated share repurchase of its common stock, in each case with an affiliate of Credit Suisse First Boston (CSFB).
As part of the Preferred Stock Purchase Agreement dated August 10, 2005 between NRG and CSFB, NRG issued and sold $250 million in new 3.625% convertible perpetual preferred stock to CSFB in a private transaction. The preferred stock may be settled at the option of CSFB or the Company during a 90-day period commencing August 11, 2015. Upon settlement, NRG will pay CSFB $250 million in cash plus accrued and unpaid dividends, if any, to redeem the preferred stock. If the market value of the underlying NRG common shares is in excess of $59.09 (150% of the closing price on August 10, 2005), NRG will pay CSFB the net difference in cash or shares of NRG common stock. If the Company’s common share price at settlement is lower than $39.39, CSFB will pay NRG the net difference in cash or shares of NRG common stock. Only common shares equal to the value of the security in excess of $59.09, may be included in the earnings per share dilution calculation, if dilutive.
NRG expects to use the cash proceeds from the preferred stock issuance to repurchase approximately $229 million of our 8% second priority senior secured notes at 108% of par which will bring the total amount of our 8% notes redeemed or repurchased to $645 million during 2005. After the redemption, we will have approximately $1.08 billion in aggregate principal amount of notes outstanding. The Company expects to complete the redemption of the 8% notes in September 2005.
“This accelerated share repurchase provides an efficient, meaningful and immediate return of capital to shareholders while maintaining, and even enhancing, our capital structure,” said David Crane, NRG President and Chief Executive Officer. “While we expect to be able to reinvest our capital in enhancing our asset portfolio, this decision to repurchase shares and notes is a sensible and efficient use of capital at this time.”
Issuing the preferred stock gave NRG the capacity, under its debt instruments, to use existing cash to fund the $250 million accelerated share repurchase program. NRG purchased 6,346,788 shares of common stock from CSFB at a price of $39.39 per share (the closing price on August 10, 2005). Under the terms of the accelerated share repurchase agreement with CSFB, NRG will have fixed its price risk under the agreement at 97%-103% ($38.21 — $40.57 per share) of the common share price at execution. As a result of this transaction, NRG’s outstanding shares have decreased to approximately 80,700,000.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in international generating facilities in Australia and Germany.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth, expected use of proceeds, expected benefits of capital allocation initiatives and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to use western coal successfully, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and company-wide processes and the ability to achieve the expected results from capital allocation initiatives.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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More information on NRG is available at www.nrgenergy.com

Contacts:

Investor Relations:	Media Inquiries:
Nahla Azmy, 609.524.4526	Meredith Moore, 609.524.4522
Katy Sullivan, 609.524.4527	Jay Mandel, 609.524.4525